Exhibit 23.5
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-1 of Broadview Networks Holdings, Inc. of our report dated April 5, 2006, except Note 15(a) as to which the date is June 2, 2006, relating to the consolidated financial statements of ATX Communications, Inc. as of December 31, 2005 and for the period from April 23, 2005 to December 31, 2005, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
November 29, 2007